As filed with the Securities and Exchange Commission on August 17, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	47-0898685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

W. Swope Montgomery, Jr.

Chief Executive Officer

BNC Bancorp

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Betty O. Temple

Womble Carlyle Sandridge & Rice, PLLC

550 South Main Street

Suite 400

Greenville, South Carolina 29601

(864) 255-5400

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	1,695,434	$9.80	$16,615,253	$1,185
Mandatorily Convertible Non-Voting Preferred Stock, Series B, no par value per share (and underlying shares of Common Stock)	1,804,566	$9.80	$17,684,747	$1,261
Common Stock, no par value per share (2)	1,804,566	—	—	— (3)

(1)	Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of our Common Stock of $9.80 on August 13, 2010 on the NASDAQ Capital Market pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). With respect to the Mandatorily Convertible Non-Voting Preferred Stock, Series B (the “Series B Preferred Stock”), represents such average value of the Common Stock underlying the Series B Preferred Stock since each share of Series B Preferred Stock is convertible into one share of Common Stock.
(2)	Reflects shares of underlying Common Stock into which the shares of the Series B Preferred Stock will be automatically converted upon transfer of the Series B Preferred Stock by certain Selling Securityholders to unaffiliated third parties in certain offerings.
(3)	No separate consideration will be received for the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the Selling Securityholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 17, 2010

PROSPECTUS

BNC BANCORP

1,695,434 Shares of Common Stock

1,804,566 Shares of Mandatorily Convertible Non-Voting Preferred Stock, Series B

1,804,566 Shares of Common Stock Underlying the Mandatorily Convertible

Non-Voting Preferred Stock, Series B

This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) identified under the heading “Selling Securityholders” on page 21 of this prospectus who currently own such securities or may acquire such securities upon the conversion of securities currently held.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 4 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities. See “Information Incorporated by Reference.”

This prospectus covers the following securities:

•	1,695,434 shares of our common stock, no par value per share

•	1,804,566 shares of our Mandatorily Convertible Non-Voting Preferred Stock, Series B, no par value per share (“Series B Preferred Stock”); and

•	1,804,566 shares of common stock issuable upon the mandatory conversion of our Series B Preferred Stock.

Pursuant to the Investment Agreement dated June 14, 2010 between BNC Bancorp and Aquiline BNC Holdings, LLC, or Aquiline, we issued 1,804,566 shares of Series B Preferred Stock and 892,799 shares of common stock to Aquiline in a private placement transaction exempt from the registration requirements of the Securities Act of 1933 (we refer to this transaction as the “June 2010 Private Placement”). Pursuant to certain Subscription and Registration Rights Agreements between us and certain other investors, we also issued an additional 802,635 shares of common stock to those investors as part of the June 2010 Private Placement.

When used in this prospectus, the term “Securities” refers to the shares of common stock and the shares of Series B Preferred Stock. We agreed in the Investment Agreement and the Subscription and Registration Rights Agreements to file this resale registration statement covering the Securities.

The Selling Securityholders who may sell or otherwise dispose of the Securities were the initial investors (or the permitted affiliate transferees of such investors) in the June 2010 Private Placement described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the respective Selling Securityholders’ sole discretion, subject to certain restrictions. See “Plan of Distribution” on page 23 of this prospectus.

We will not receive any proceeds from the sale of Securities by the Selling Securityholders.

Shares of our common stock are traded on the NASDAQ Capital Market under the symbol “BNCN”. The closing sale price of our common stock as reported on the NASDAQ Capital Market on August 16, 2010 was $9.78 per share. The Series B Preferred Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listings. In the event we were to seek such listings, there is no guarantee that any established securities exchange or quotation system would accept any of the Series B Preferred Stock for listing.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

This date of this prospectus is [—], 2010.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. The Company’s business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “BNC Bancorp,” the “Company,” “we,” “us,” “our,” or similar references, mean BNC Bancorp. References to the “Bank” means our wholly owned banking subsidiary, Bank of North Carolina.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain forward-looking statements about the financial condition, results of operations and business of the Company. These statements may include statements regarding the projected performance of the Company for the period following the completion of the offering. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “will,” “plans” or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

•	revenues are lower than expected;

•	credit quality deterioration which could cause an increase in the provision for credit losses;

•	competitive pressure among depository institutions increases significantly;

•	changes in consumer spending, borrowings and savings habits;

•	our ability to successfully integrate acquired entities or to achieve expected synergies and operating efficiencies within expected time-frames or at all;

•	technological changes and security and operations risks associated with the use of technology;

•	the cost of additional capital is more than expected;

•	our reliance on brokered certificates of deposit;

•	a change in the interest rate environment reduces interest margins;

•	asset/liability repricing risks, ineffective hedging and liquidity risks;

•	counterparty risk;

•	general economic conditions, particularly those affecting real estate values, either nationally or in the market area in which we do or anticipate doing business, are less favorable than expected;

•

the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities and insurance and the impact of other governmental initiatives affecting the financial services industry;

•	the effects of the FDIC deposit insurance premiums and assessments;

•	the effects of and changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

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•	volatility in the credit or equity markets and its effect on the general economy;

•	demand for the products or services of the Company and the Bank, as well as their ability to attract and retain qualified people;

•	the costs and effects of legal, accounting and regulatory developments and compliance; and

•	regulatory approvals for acquisitions cannot be obtained on the terms expected or on the anticipated schedule.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of the Company following the offering may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Accordingly, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

We urge investors to review carefully the section of this prospectus entitled “Risk Factors” in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements speak only as of the date on which such statements were made. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Securities. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in Securities is appropriate for you.

BNC Bancorp was formed in 2002 to serve as a one-bank holding company for Bank of North Carolina. The Bank is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991, and opened for business on December 3, 1991. On April 9, 2010, the Bank acquired certain assets and liabilities of Beach First National Bank, or Beach First, a national banking association headquartered in Myrtle Beach, South Carolina, from the Federal Deposit Insurance Company, or FDIC, as receiver for Beach First.

As of June 30, 2010, we were the seventh largest North Carolina-domiciled bank by assets and had 17 full-service banking offices along the I-85 / I-40 / I-77 / I-73 corridors in central North Carolina including Davidson, Randolph, Rowan, Forsyth, Guilford, Iredell and Cabarrus Counties and six full-service banking offices along the coast of South Carolina including Horry County, Georgetown County and Beaufort County. As of June 30, 2010, we had total assets of $2.16 billion, total net loans receivable of $1.45 billion, total deposits of $1.83 billion, and total shareholders’ equity of $164.1 million. Net income available to common shareholders for the six months ended June 30, 2010 was $12.1 million, or $1.61 per diluted share. We have been profitable every quarter since 1994.

The Bank provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from the Bank’s lines of credit, to make primarily consumer and commercial loans. The Bank has pursued a strategy that emphasizes its local affiliations. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, the Bank makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. The Bank also offers a wide range of banking services, including checking and savings accounts, commercial, installment and personal loans, safe deposit boxes, and other associated services. Lending involves credit risk. Credit risk is controlled and monitored through active asset quality management including the use of lending standards, thorough review of potential borrowers, and active asset quality administration. See “Risk Factors.”

Deposits are the primary source of the Bank’s funds for lending and other investment purposes. The Bank attracts both short-term and long-term deposits from the general public locally and out-of-state by offering a variety of accounts and rates. The Bank offers statement savings accounts, negotiable order of withdrawal accounts, money market demand accounts, noninterest-bearing accounts, and fixed interest rate certificates with varying maturities.

Since January 1, 1996, we have grown assets, deposits and net loans at a compounded annual growth rate of 28.5%, 28.4% and 27.0% respectively. We target business professionals and small to mid-size business customers with superior customer service, excellent branch locations and long-term, experienced bankers. We believe that the markets we operate in provide a unique opportunity for the Bank, as we are able to target customers with credit relationships in the $2 million to $8 million range that are too small for regional community banks but too large for smaller community banks with lower legal lending limits. We have been able to grow assets, deposits and loans at these impressive rates while maintaining excellent asset quality with non-performing assets to total assets of 5.30% at June 30, 2010. In large part, our superior asset quality relative to peers is due to our strong team of lenders and asset quality management; most of our asset quality personnel have been in the banking industry for more than 20 years and several members of our senior credit team have experienced several economic and real estate cycles during their banking careers.

Our principal executive office is located at 1226 Eastchester Drive, High Point, North Carolina 27265. The telephone number for our principal executive office is (336) 869-9200.

THE OFFERING

The following summary of the offering contains basic information about the offering and the Securities and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Securities, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Maximum number of shares of Common Stock offered by the Selling Securityholders (in each case subject to anti-dilution adjustments)	1,695,434 shares of common stock issued by us to the Selling Securityholders on June 14, 2010 and 1,804,566 shares of common stock underlying the 1,804,566 outstanding shares of Series B Preferred Stock issued by us to Aquiline on June 14, 2010, as discussed in “Summary of the Underlying Transaction.”

Maximum number of shares of Series B Preferred Stock offered by the Selling Securityholders (subject to anti-dilution adjustments)	1,804,566 shares of Series B Preferred Stock issued by us to Aquiline on June 14, 2010, as discussed in “Summary of the Underlying Transaction.”

Shares Outstanding as of August 16, 2010	9,038,668 shares of common stock

1,804,566 shares of Series B Preferred Stock

1,804,566 shares of common stock underlying the 1,804,566 shares of Series B Preferred Stock

As discussed above and in “Description of the Capital Stock – Series B Preferred Stock,” shares of Series B Preferred Stock will be mandatorily converted into shares of common stock at a ratio of one share of common stock for each share of Series B Preferred Stock (subject to adjustments in certain events).

Convertibility of Series B Preferred Stock into our Common Stock	The shares of Series B Preferred Stock will be mandatorily converted into shares of common stock at a ratio of one share of common stock for each share of Series B Preferred Stock (subject to adjustment in certain events) only when the shares of the Series B Preferred Stock are transferred by Aquiline to third parties in a “widely dispersed offering.” For purposes of the Series B Preferred Stock, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than two percent (2%) of any class of our voting securities; or (iii) a transfer to a transferee that would control more than fifty percent (50%) of our voting securities without any transfer from Aquiline.

Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

NASDAQ Capital Market Symbol	BNCN (common stock)

The Series B Preferred Stock is not listed, and the Company does not intend to list the Series B Preferred Stock on any market.

Risk Factors	An investment in our Securities involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 4 of this prospectus, as well as other information included or incorporated by reference into this prospectus, including our financial statements and the notes thereto, before making an investment decision.

RISK FACTORS

An investment in our Securities involves certain risks. Before making an investment decision, you should read carefully and consider the risk factors below. You should also refer to other information contained in or incorporated by reference in this prospectus, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

Risks Related to Recent Economic Conditions and Governmental Response Efforts

Our business has been and may continue to be adversely affected by current conditions in the financial markets and economic conditions generally. The global, U.S., North Carolina and South Carolina economies are experiencing significantly reduced business activity and consumer spending as a result of, among other factors, disruptions in the capital and credit markets. Dramatic declines in the housing market, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. A sustained weakness or weakening in business and economic conditions generally or specifically in the principal markets in which we do business could have one or more of the following adverse effects on our business:

•	a decrease in the demand for loans or other products and services offered by us;

•	a decrease in the value of our loans or other assets secured by consumer or commercial real estate;

•	a decrease to deposit balances due to overall reductions in the accounts of customers;

•	an impairment of certain intangible assets or investment securities;

•	a decreased ability to raise additional capital on terms acceptable to us or at all; or

•

an increase in the number of borrowers who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs and provision for credit losses, which would reduce our earnings.

Until conditions improve, we expect our business, financial condition and results of operations to be adversely affected.

Recent and future legislation and regulatory initiatives to address the current financial services market and general economic conditions may not achieve their intended objectives, including stabilizing the U.S. banking system or reviving the overall U.S. economy. Recent and future legislative and regulatory initiatives to address current financial services market and economic conditions, such as the Emergency Economic Stabilization Act of 2008, or EESA, the American Recovery and Reinvestment Act of 2009, or ARRA, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, may not achieve their intended objectives. In addition, Treasury and banking regulators have implemented, and likely will continue to implement, various other programs to address capital and liquidity issues in the banking system. There can be no assurance as to the actual impact that any of the recent, or future, legislative and regulatory initiatives will have on the financial markets and the overall economy. Any failure of these initiatives to improve the financial markets and the economy, and a worsening of the current financial market and economic conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

The Dodd-Frank Act was signed into law on July 21, 2010. While many of the provisions of the Dodd-Frank Act are aimed at financial institutions significantly larger than us, it includes several items that could significantly impact our business. These include, among others:

•	the creation of a Consumer Financial Protection Agency authorized to promulgate and enforce consumer protection regulations relating to financial products;

•	the establishment of strengthened capital and prudential standards for banks and bank holding companies;

•	enhanced regulation of financial markets, including derivatives and securitization markets; and

•	a permanent increase of the previously implemented temporary increase of FDIC deposit insurance to $250,000.

A number of provisions of the Dodd-Frank Act remain to be implemented through the rulemaking process at various regulatory agencies. We are unable to predict what the final form of these rules will be when implemented by the respective agencies, but management believes that certain aspects of the new legislation, including, without limitation, the additional cost of higher deposit insurance assessment rates, possible future special assessments by the FDIC, and the costs of compliance with disclosure and reporting requirements and examinations by the new Consumer Financial Protection Agency, could have a significant impact on our business, financial condition, and results of operations.

In addition, Treasury and banking regulators have implemented, and may continue to implement, various other programs to address capital and liquidity issues in the banking system. There can be no assurance as to the actual impact that any of the recent, or future, legislative and regulatory initiatives will have on the financial markets and the overall economy. Any failure of these initiatives to help stabilize or improve the financial markets and the economy, and a worsening of the current financial market and economic conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

Current levels of market volatility are unprecedented. The capital and credit markets have been experiencing volatility and disruption for more than two years. The volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Additional requirements under our regulatory framework, especially those imposed under the Dodd-Frank Act, ARRA, EESA, or other legislation intended to strengthen the U.S. financial system, could adversely affect us. The President, Congress, the Federal Reserve, the Treasury, the FDIC and others have taken numerous actions to address the current liquidity and credit situation in the financial markets. These measures include actions to encourage loan restructuring and modification for homeowners, the establishment of significant liquidity and credit facilities for financial institutions and investment banks, and coordinated efforts to address liquidity and other weaknesses in the banking sector. As part of EESA, the Treasury created the Capital Purchase Program, or CPP, which authorizes the Treasury to invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holdings companies for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On February 17, 2009, ARRA was enacted as a sweeping economic recovery package intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. We participated in the CPP and sold $31.2 million in Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A Preferred Stock, and a warrant to purchase 543,337 shares of our common stock to the Treasury. Future participation in this or similar programs may subject us to additional restrictions and regulation. There can be no assurance as to the actual impact that EESA or its programs, including the CPP, and ARRA or its programs, will have on the national economy or financial markets.

Further, federal and state regulatory authorities continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies and implementation of EESA, AARA, and the Dodd-Frank Act, could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer or increasing the ability of non-banks to offer competing financial services and products. While we cannot predict the regulatory changes that may be borne out of the current economic condition, and we cannot predict whether we will become subject to increased regulatory scrutiny by any of these regulatory agencies, any regulatory changes or scrutiny could increase or decrease the cost of doing business, limit or expand our permissible activities, or affect the competitive balance among banks, credit unions, savings and loan associations and other institutions. We cannot predict whether additional legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our business, financial condition or results of operations.

Our participation in the CPP imposes restrictions and obligations on us that limit our ability to increase dividends, repurchase shares of our common stock and access the equity capital markets. On December 5, 2008, we issued and sold (i) 31,260 shares of Series A Preferred Stock and (ii) a warrant to purchase 543,337 shares of our common stock (“Warrant”) to the Treasury as part of its CPP. Prior to December 5, 2011, unless we have redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to a third party, the Securities Purchase Agreement pursuant to which such securities were sold, among other things, limits the payment of dividends on our common stock to a maximum quarterly dividend of $0.05 per share without prior regulatory approval, limits our ability to repurchase shares of our common stock (with certain exceptions, including the repurchase of our common stock to offset share dilution from equity-based compensation awards), and grants the holders of such securities certain registration rights which, in certain circumstances, impose lock-up periods during which we would be unable to issue equity securities. In addition, unless we are able to redeem the Series A Preferred Stock during the first five years, the dividends on this capital will increase substantially at that point, from 5% to 9%. Depending on market conditions at the time, this increase in dividends could significantly impact our liquidity.

The limitations on incentive compensation contained in the ARRA may adversely affect our ability to retain our highest performing employees. In the case of a company such as ours that received CPP funds, the ARRA, and subsequent regulations issued by the Treasury, contain restrictions on bonus and other incentive compensation payable to the company’s senior executive officers. As a consequence, we may be unable to create a compensation structure that permits us to retain our highest performing employees and attract new employees of a high caliber. If this were to occur, our businesses and results of operations could be adversely affected.

The soundness of other financial institutions could adversely affect us. Since mid-2007, the financial services industry as a whole, as well as the securities markets generally, have been materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. Financial institutions in particular have been subject to increased volatility and an overall loss in investor confidence.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, and other institutional clients.

From time to time, we utilize derivative financial instruments, primarily to hedge our exposure to changes in interest rates, but also to hedge cash flow. By entering into these transactions and derivative instrument contracts, we expose ourselves to counterparty credit risk in the event of default of our counterparty or client. When the fair value of a derivative contract is in an asset position, the counterparty has a liability to us, which creates credit risk for us. We attempt to minimize this risk by selecting counterparties with investment grade credit ratings, limiting our exposure to any single counterparty and regularly monitoring our market position with each counterparty. Nonetheless, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan due us. There is no assurance that any such losses would not materially and adversely affect our businesses, financial condition or results of operations.

Risks Associated to Our Business

We rely on dividends from the Bank for most of our revenue. We are a separate and distinct legal entity from the Bank. We receive substantially all of our revenue from dividends received from the Bank. These dividends are the principal source of funds to pay dividends on our common stock, our Series A Preferred Stock and our Series B Preferred Stock, and interest and principal on our outstanding debt securities. Various federal and state laws and regulations limit the amount of dividends that the Bank may pay to us. In the event the Bank is unable to pay dividends to us, we may not be able to service debt, pay obligations, or pay dividends on our common stock. The inability to receive dividends from the Bank could have a material adverse effect on our business, financial condition and results of operations.

The Bank is exposed to risks in connection with the loans it makes. A significant source of risk for us and the Bank arises from the possibility that losses will be sustained by the Bank because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The Bank has underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that it believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying its loan portfolio. Such policies and procedures, however, may not prevent unexpected losses that could adversely affect the Bank’s results of operations.

We are in the process of improving our policies and procedures relating to the administration of both performing and non-performing loans, however, this process is not currently complete. The administration of loans is an important function in attempting to mitigate any future losses related to our non-performing assets. We are currently in the process of improving and centralizing our credit administration function. While we are making efforts to complete this process in a timely manner, we can give you no assurances that we will be able to successfully update and improve our credit administration policies and procedures. If we are unable to do so in a timely manner or at all, our loan losses could increase and this could have a material adverse effect on our results of operations and the value of, or market for, our common stock.

Loss of key personnel could adversely impact results. The success of the Bank has been and will continue to be greatly influenced by the ability to retain the services of existing senior management. The Bank has benefited from consistency within its senior management team, with its top three executives averaging over 15 years of service with the Bank. We have entered into employment contracts with each of these top management officials. Nevertheless, the unexpected loss of the services of any of the key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse impact on the business and financial results of the Bank.

Changes in interest rates affect profitability and assets. Changes in prevailing interest rates may hurt the Bank’s business. The Bank derives its income primarily from the difference or “spread” between the interest earned on loans, securities and other interest earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more the Bank earns. When market rates of interest change, the interest the Bank receives on its assets and the interest the Bank pays on its liabilities will fluctuate. This can cause decreases in the “spread” and can adversely affect the Bank’s income. Changes in market interest rates could reduce the value of the Bank’s financial assets. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decrease in value as interest rates rise. In addition, interest rates affect how much money the Bank lends. For example, when interest rates rise, the cost of borrowing increases and the loan originations tend to decrease. If the Bank is unsuccessful in managing the effects of changes in interest rates, the financial condition and results of operations could suffer.

We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability. Checking and savings account balances and other forms of deposits can decrease when our deposit customers perceive alternative investments, such as the stock market or other non-depository investments, as providing superior expected returns or seek to spread their deposits over several banks to maximize FDIC insurance coverage. Furthermore, technology and other changes have made it more convenient for bank customers to transfer funds into alternative investments, including products offered by other financial institutions or non-bank service providers. Additional increases in short-term interest rates could increase transfers of deposits to higher yielding deposits. Efforts and initiatives we undertake to retain and increase deposits, including deposit pricing, can increase our costs. When bank customers move money out of bank deposits in favor of alternative investments or into higher yielding deposits, or spread their accounts over several banks, we can lose a relatively inexpensive source of funds, thus increasing our funding costs.

The Company and the Bank compete with much larger companies for some of the same business. The banking and financial services business in our market areas continues to be a competitive field and it is becoming more competitive as a result of:

•	changes in regulations;

•	changes in technology and product delivery systems; and

•	the accelerating pace of consolidation among financial services providers.

We may not be able to compete effectively in our markets, and our results of operations could be adversely affected by the nature or pace of change in competition. We compete for loans, deposits and customers with various bank and nonbank financial services providers, many of which are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services.

Negative publicity could damage our reputation. Reputation risk, or the risk to our earnings and capital from negative public opinion, is inherent in our business. Negative public opinion could adversely affect our ability to keep and attract customers and expose us to adverse legal and regulatory consequences. Negative public opinion could result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance, regulatory compliance, mergers and acquisitions, and disclosure, sharing or inadequate protection of customer information, and from actions taken by government regulators and community organizations in response to that conduct.

We are subject to environmental liability risk associated with lending activities. A significant portion of the Bank’s loan portfolio is secured by real property. During the ordinary course of business, the Bank may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, the Bank may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require the Bank to incur substantial expenses and may materially reduce the affected property’s value or limit the Bank’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations of enforcement policies with respect to existing laws may increase the Bank’s exposure to environmental liability. Although the Bank has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties. In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. We may also rely on representations of those customers, counterparties, or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports, or other financial information could cause us to enter into unfavorable transactions, which could have a material adverse effect on our financial condition and results of operations.

Liquidity is essential to our business. Our liquidity could be impaired by an inability to access the capital markets or unforeseen outflows of cash. This situation may arise due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects third parties or us. Our credit ratings are important to our liquidity. A reduction in our credit ratings could adversely affect our liquidity and competitive position, increase our borrowing costs, limit our access to the capital markets or trigger unfavorable contractual obligations.

Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition. Our accounting policies are fundamental to understanding our financial results and condition. Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Some of our accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions.

From time to time the Financial Accounting Standards Board, or FASB, and the Securities and Exchange Commission, or SEC, change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of our external financial statements. These changes are beyond our control, can be hard to predict and could materially impact how we report our results of operations and financial condition. We could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements in material amounts.

Impairment of investment securities, goodwill, other intangible assets, or deferred tax assets could require charges to earnings, which could result in a negative impact on our results of operations. In assessing the impairment of investment securities, management considers the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuers, and our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value in the near term. Under current accounting standards, goodwill and certain other intangible assets with indeterminate lives are no longer amortized but, instead, are assessed for impairment periodically or when impairment indicators are present. Assessment of goodwill and such other intangible assets could result in circumstances where the applicable intangible asset is deemed to be impaired for accounting purposes. Under such circumstances, the intangible asset’s impairment would be reflected as a charge to earnings in the period during which such impairment is identified. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The impact of each of these impairment matters could have a material adverse effect on our business, results of operations, and financial condition.

We rely on other companies to provide key components of our business infrastructure. Third party vendors provide key components of our business infrastructure such as internet connections, network access and core application processing. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including as a result of their not providing us their services for any reason or their performing their services poorly, could adversely affect our ability to deliver products and services to our customers and otherwise to conduct our business. Replacing these third party vendors could also entail significant delay and expense.

Our information systems may experience an interruption or breach in security. We rely heavily on communications and information systems to conduct our business. Any failure, interruption, or breach in security or operational integrity of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan, and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption, or security breach of our information systems, we cannot assure you that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions, or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Government regulations may prevent or impair our ability to pay dividends, engage in mergers or operate in other ways. Current and future legislation and the policies established by federal and state regulatory authorities will affect our operations. The Bank is subject to supervision and periodic examination by the FDIC and the North Carolina Commissioner of Banks, North Carolina Department of Commerce, or the Commissioner. We are subject to regulation by the Federal Reserve and the Commissioner. Banking regulations, designed primarily for the protection of depositors, may limit the growth and the return to our shareholders by restricting certain activities, such as:

•	The payment of dividends to our shareholders;

•	Possible mergers with or acquisitions of or by other institutions;

•	Our desired investments;

•	Loans and interest rates on loans;

•	Interest rates paid on our deposits;

•	The possible expansion of our branch offices; and

•	Our ability to provide securities or trust services.

The Bank also is subject to capitalization guidelines set forth in federal legislation, and could be subject to enforcement actions to the extent that it is found by regulatory examiners to be undercapitalized. We cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our future business and earnings prospects. The cost of compliance with regulatory requirements may adversely affect our ability to operate profitably.

Our allowance for loan losses may be insufficient. All borrowers carry the potential to default and our remedies to recover (seizure and/or sale of collateral, legal actions, guarantees, etc.) may not fully satisfy money previously lent. We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable credit losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance for loan losses reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political, and regulatory conditions; and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks using existing qualitative and quantitative information, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of additional loan charge offs, based on judgments different than those of management. An increase in the allowance for loan losses results in a decrease in net income, and possibly risk-based capital, and may have a material adverse effect on our financial condition and results of operations.

Risks Related to our Common Stock

Our stock price can be volatile. Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

•	Actual or anticipated variations in quarterly results of operations;

•	Recommendations by securities analysts;

•	Operating results and stock price performance of other companies that investors deem comparable to us;

•	News reports relating to trends, concerns, and other issues in the financial services industry;

•	Perceptions in the marketplace regarding us and/or our competitors;

•	New technology used or services offered by competitors;

•	Significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving us or our competitors; and

•	Changes in government regulations.

General market fluctuations, industry factors, and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes, or credit loss trends, could also cause our stock price to decrease regardless of operating results.

Our trading volume has been low compared with larger national and regional banks. Our common stock is traded on the NASDAQ Capital Market. However, the trading volume of our common stock is relatively low when compared with more seasoned companies listed on the NASDAQ Capital Market, NASDAQ Global Select Market, or other consolidated reporting systems or stock exchanges. Thus, the market in our common stock may be limited in scope relative to other larger companies. In addition, we cannot say with any certainty that a more active and liquid trading market for its common stock will develop.

We have issued Series A Preferred Stock and subordinated debentures, and the Bank has issued subordinated debt securities, all of which rank senior to our common stock. We have issued 31,260 shares of Series A Preferred Stock. This series of preferred stock ranks senior to shares of our Series B Preferred Stock and our common stock. As a result, we must make dividend payments on our Series A Preferred Stock before any dividends can be paid on our Series B Preferred Stock or our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of our Series A Preferred Stock must be satisfied before any distributions can be made on our Series B Preferred Stock or our common stock. If we do not remain current in the payment of dividends on the Series A Preferred Stock, no dividends may be paid on our Series B Preferred Stock or our common stock. In addition, we have issued $23.7 million in subordinated debentures in connection with its issuance of trust preferred securities, and the Bank has issued $8.0 million in subordinated debt securities. These debentures and debt securities also rank senior to our common stock.

We have also issued Series B Preferred Stock, which carries liquidation rights senior to our common stock. We have issued 1,804,566 shares of Series B Preferred Stock to Aquiline, one of the Selling Securityholders. This series of preferred stock ranks junior, with regard to dividends, to the Series A Preferred Stock, and will receive such dividends and other distributions as declared and paid by us to all holders of common stock, on an as-converted basis. The Series B Preferred Stock should have the same priority, with regard to dividends, as our common stock. However, in the event of our liquidation, dissolution or winding-up of affairs, after payment or provision for payment of our debts and other liabilities, holders of the Series B Preferred Stock will be entitled to receive, out of our assets after any payment required to be made to any holders of the Series A Preferred Stock and any other series of preferred stock that we issued from time to time unless so designated in such series of preferred stock, (i) $0.01 per share, (ii) the amount that a holder of shares of our common stock would be entitled to receive (based on each share of Series B Preferred Stock being converted into one share of common stock immediately prior to the liquidation, dissolution or winding up, assuming such shares of common stock were outstanding) and (iii) an amount equal to all declared and unpaid dividends for prior dividend periods, before any distribution shall be made to holders of the common stock or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets.

Our Series A Preferred Stock reduces net income available to holders of our common stock and earnings per common share, and the Warrant and Series B Preferred Stock may be dilutive to holders of our common stock. The dividends declared on our Series A Preferred Stock will reduce any net income available to holders of common stock and our earnings per common share. Our Series A Preferred Stock will also receive preferential treatment in the event of sale, merger, liquidation, dissolution or winding up of our company, and our Series B Preferred Stock will receive preferential treatment in the event of liquidation, dissolution or winding up of our company. Additionally, the ownership interest of holders of our common stock will be diluted to the extent the Warrant is exercised or the Series B Preferred Stock is converted.

There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock. We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market value of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

There may be future issuances of additional subordinated debentures, which may adversely affect the market price of our common stock. We may issue additional subordinated debentures in connection with the issuance of additional trust preferred securities. Such additional debentures would rank senior to our common stock. The market value of our common stock could decline as a result of future issuances or the perception that such issuances could occur.

Our common stock is not FDIC insured. Our common stock is not a savings or deposit account or other obligation of any bank and is not insured by the FDIC or any other governmental agency and is subject to investment risk, including the possible loss of principal. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this report and is subject to the same market forces that affect the price of common stock in any company. As a result, holders of our common stock may lose some or all of their investment.

SUMMARY OF THE UNDERLYING TRANSACTION

On June 14, 2010, we entered into an Investment Agreement with Aquiline BNC Holdings LLC, or Aquiline. Pursuant to the Investment Agreement, Aquiline purchased 892,799 shares of our common stock, no par value per share, at $10.00 per share and 1,804,566 shares of our Series B Preferred Stock at $10.00 per share. The purchase of common stock and Series B Preferred Stock by Aquiline was part of the June 2010 Private Placement. In addition to Aquiline, other investors, including certain of our directors, purchased 802,635 shares of our common stock at $10.00 per share (collectively, with Aquiline, the “Investors”) as a part of the June 2010 Private Placement. The Investors, other than Aquiline, entered into Subscription and Registration Rights Agreements with us in connection with their investment in our common stock as part of the June 2010 Private Placement.

The shares of Series B Preferred Stock will be mandatorily converted into shares of our common stock at a ratio of one share of common stock for each share of Series B Preferred Stock (subject to adjustment in certain events) only when the shares of the Series B Preferred Stock are transferred by Aquiline to third parties in a “widely dispersed offering.” For purposes of the Series B Preferred Stock, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than two percent (2%) of any class of our voting securities; or (iii) a transfer to a transferee that would control more than fifty percent (50%) of our voting securities without any transfer from Aquiline.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

DIVIDEND POLICY

Holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of legally available funds. The ability of our Board of Directors to declare and pay dividends on our common stock is subject to the terms of applicable North Carolina law and banking regulations.

Further, except with Treasury’s approval, until such time as we have redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to a third party, the payment of dividends on our common stock is limited to a maximum quarterly dividend of $0.05 per share.

Also, we may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our junior subordinated debentures. The declaration and payment of future dividends to holders of our common stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

We have paid six annual cash dividends, with the most recent being a cash dividend of $0.20 per share of common stock on February 22, 2008. In 2009, we began paying quarterly dividends, with the last being a cash dividend of $0.05 per share of common stock paid on May 28, 2010. On July 23, 2010, we declared a cash dividend of $0.05, payable on August 27, 2010.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the terms of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act (“NCBCA”), federal law, our amended articles of incorporation (“Amended Articles”), and our bylaws. Copies of our Amended Articles and bylaws have been filed with the SEC and are also available upon request from us.

Common Stock

General

Our Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. As of August 16, 2010, there were 9,038,668 shares of common stock issued and outstanding, held of record by approximately 1,338 stockholders. In addition, as of August 16, 2010, 405,127 shares of our common stock are reserved for issuance upon exercise of stock options issued pursuant to our stock compensation plans and grants of restricted stock, 543,337 shares of our common stock are reserved for issuance upon exercise of the Warrant and 1,804,566 shares of our common stock are reserved for issuance upon the conversion of the Series B Preferred Stock. Our common stock is listed for quotation on the NASDAQ Capital Market under the symbol “BNCN.” Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock.

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

Our common stock has no preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Stockholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor shall be elected and shall qualify. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office.

Liquidation Rights

In the event of the Company’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of the Company’s assets remaining after payment of liabilities, including but not limited to our outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because the Company is a bank holding company, our rights and the rights of our creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of our subsidiary’s creditors, except to the extent that the Company may itself be a creditor with recognized claims against our subsidiary.

Dividend Rights

Holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of legally available funds. The ability of our Board of Directors to declare and pay dividends on our common stock is subject to the terms of applicable North Carolina law, banking regulations and the terms of our participation in the CPP as described in “Dividend Policy.” The Company’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, the ability of the Company to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, we may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our junior subordinated debentures. The declaration and payment of future dividends to holders of our common stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

The Bank Holding Company Act of 1956, as amended, or BHCA, requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

General

Our Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of August 16, 2010, there were 31,260 shares of our Series A Preferred Stock issued and outstanding and 1,804,566 shares of Series B Preferred Stock issued and outstanding.

Our Amended Articles, subject to certain limitations, authorize our Board of Directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

Series A Preferred Stock

On December 5, 2008, pursuant to the CPP, we issued and sold 31,260 shares of Series A Preferred Stock to Treasury. The Series A Preferred Stock has a liquidation preference of $1,000 per share. The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of our common stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years, and thereafter 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances. Prior to December 5, 2011, unless we have redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the Treasury will be required for us to, among other things, repurchase or otherwise acquire any of our shares of common stock or trust preferred securities, subject to certain limited exceptions. In addition, so long as any of our Series A Preferred Stock is outstanding, we may not repurchase or otherwise acquire any of our outstanding common stock unless we are current in our dividend payments on our outstanding Series A Preferred Stock. We may not redeem the Series A Preferred Stock without prior consultation with our primary federal regulator.

Voting Rights

Except as indicated below or otherwise required by the NCBCA, the holders of Series A Preferred Stock do not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect two members of our Board of Directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Capital Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of our authorized directors will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or written consent of stockholders required by law or by our Amended Articles, the vote or written consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

any amendment or alteration of the certificate of designations for the Series A Preferred Stock or our Amended Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•

any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation by us with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities, including but not limited to our outstanding subordinated debentures, but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of other shares of stock ranking equally with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount of those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all remaining assets of the Company according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

Dividends Payable on Shares of Series A Preferred Stock

The holders of Series A Preferred Stock are entitled to receive, if and when declared by our Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period during the five year period following December 5, 2008 and are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on (i) the liquidation preference of $1,000 per share of Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any, thereafter.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to the holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

Dividends on the Series A Preferred Stock will be cumulative. If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date if we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit their payment.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank (i) senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and (ii) at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, referred to as parity stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of the Company.

So long as any share of Series A Preferred Stock remains outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend or distribution may be declared or paid on shares of common stock or any other shares of junior stock, other than a dividend payable solely in shares of common stock. In addition, we may not repurchase, redeem or otherwise acquire for consideration any shares of common stock or other junior stock unless all accrued and unpaid dividends for all past dividend periods on the Series A Preferred Stock are fully paid, other than: (i) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan; (ii) any dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iii) the acquisition by the Company of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than the Company or any of its subsidiaries), including as trustees or custodians; and (iv) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends on the Series A Preferred Stock and any other parity stock are not paid, or declared and funds set aside therefor, all dividends paid or declared with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, and the restriction on increasing the dividend on our common stock described in “Dividend Policy,” such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock, from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock will not be entitled to participate in any such dividends.

Redemption

We may redeem the Series A Preferred Stock, subject to the approval of the appropriate federal banking agency, in whole or in part, at any time and from time to time. Once an institution notifies Treasury that it would like to repay its investment, Treasury must permit repayment subject to consultation with the appropriate federal banking agency. All such redemptions will be at 100% of the issue price, plus any accrued and unpaid dividends.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable.

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Company will be cancelled and will revert to authorized but unissued shares of our preferred stock.

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

Series B Preferred Stock

On June 14, 2010, we issued and sold 1,804,566 shares of Series B Preferred Stock to Aquiline. The Series B Preferred Stock is designed to be a common stock equivalent that is a non-voting security for purposes of the BHCA and the Change in Bank Control Act.

Mandatory Conversion

The shares of Series B Preferred Stock will be mandatorily converted into shares of our common stock at a ratio of one share of common stock for each share of Series B Preferred Stock (subject to adjustments in certain events) only when the shares of the Series B Preferred Stock are transferred by Aquiline to third parties in a “widely dispersed offering.” For purposes of the Series B Preferred Stock, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than two percent (2%) of any class of our voting securities or (iii) a transfer to a transferee that would control more than fifty percent (50%) of our voting securities without any transfer from the transferor.

In no event shall a transferee of a “widely dispersed offering” be entitled to receive shares of Common Stock upon any conversion of Series B Preferred Stock to the extent (but only to the extent) that at such time the transferee holder does not have any required “regulatory approvals” (as defined below). If any delivery of shares of common stock owed to a transferee upon conversion of the Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, the Company’s obligation to make such delivery shall not be extinguished and the Company shall, at the option of the transferee holder, deliver such shares as promptly as practicable after such converting holder gives notice to the Company that the applicable requirements are met. For purposes of the Series B Preferred Stock, “regulatory approvals” means, as to any holder, to the extent applicable and required to permit such holder to convert such holder’s shares of Series B Preferred Stock into common stock and to own such common stock without being in violation of applicable law, rule or regulation, receipt or making of approvals or authorizations of, filings and registrations with, notifications to, or determinations of any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Voting Rights; Consent Rights on Extraordinary Matters

Except as from time to time required by applicable law, the Series B Preferred Stock has no voting rights. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of the Articles of Amendment creating the Series B Preferred Stock or the Amended Articles that significantly and adversely affects the rights, preferences or privileges of the Series B Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Company and after any payment required to be made to any holders of the Series A Preferred Stock and any other series of preferred stock that is issued by the Company from time to time unless so designated in such series of preferred stock, whether such assets are capital or surplus and whether or not any dividends or distributions as such are declared, (i) $0.01 per share, (ii) the amount that a holder of shares of common stock would be entitled to receive (based on each share of Series B Preferred Stock being converted into one share of common stock immediately prior to the liquidation, dissolution or winding up, assuming such shares of common stock were outstanding), subject to anti-dilution adjustments, and (iii) an amount equal to all declared and unpaid dividends for prior dividend periods, and no more, before any distribution shall be made to the holders of our common stock or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders shall not be entitled to any further participation.

If the amounts available for distribution with respect to the Series B Preferred Stock and all outstanding stock of the Company ranking on a parity with the Series B Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding shares of the Series B Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled.

Dividends Payable on Shares of Series B Preferred Stock

The Series B Preferred Stock will receive such dividends and other distributions as declared and paid by the Company to all holders of common stock, on an as-converted basis (one share of common stock for each share of Series B Preferred Stock, subject to adjustments).

Priority of Dividends

The Series B Preferred Stock ranks junior, with regard to dividends, to the Series A Preferred Stock and any other series of preferred stock that is issued by the Company from time to time unless so designated in such series of preferred stock. The Series B Preferred Stock should have the same priority, with regard to dividends, as our common stock.

Redemption

The Series B Preferred Stock shall not be redeemable at the option of the holder or the Company. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Treasury Warrant

In connection with the Treasury’s purchase of our Series A Preferred Stock, we issued to the Treasury (the “Warrantholder”), a warrant exercisable for 543,337 shares of our common stock (subject to adjustment as described below) at an initial exercise price of $8.63 per share, referred to as the Warrant. The Warrant may be exercised at any time on or before 5:00 p.m., New York City time, on December 5, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant together with payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by our withholding of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the Warrantholder, by the payment of cash equal to the aggregate exercise price.

Rights as a Stockholder

The Warrantholder will have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant, is transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised, and the exercise price of the Warrant, will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 5, 2011 and the date the initial Warrantholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of our common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances: (i) as consideration for or to fund the acquisition of businesses and/or related assets; (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors; (iii) in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act of 1933, as amended, or the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and (iv) in connection with the exercise of preemptive rights on terms existing as of December 5, 2008.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such a distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock, then both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring stockholder approval, the Warrantholder’s right to receive shares of our common stock upon exercise of the Warrant will convert into the right to exercise the Warrant for the consideration that would have been payable to the Warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of the Continuing Directors (as defined in the Amended Articles). “Continuing Directors” generally includes all members of the Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of the voting shares of the Company. This provision could tend to make the acquisition of the Company more difficult to accomplish without the cooperation or favorable recommendation of the Board. When evaluating such business combinations, the Company Board will consider (i) the social and economic effects of acceptance of such an offer on its depositors, borrowers, other customers, employees, and creditors of the Company and its subsidiaries, and on the communities in which the Company and the Bank operate or are located; (ii) the ability of the Company and the Bank to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon the Company and the Bank and the communities in which the Company and the Bank are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

Our Amended Articles, subject to certain limitations, authorize our Board of Directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without stockholder approval, our Board of Directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

SELLING SECURITYHOLDERS

When we refer to the “Selling Securityholders” in this prospectus we mean the persons listed in the table below. The Selling Securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus.

The Selling Securityholders initially acquired the Securities covered by this prospectus on June 14, 2010, at the closing of the June 2010 Private Placement described above under “Summary of the Underlying Transaction.” The Selling Securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “Plan of Distribution.”

Except for positions held by certain investors participating in the June 2010 Private Placement as indicated in this paragraph, and other than with respect to the acquisition of the Securities from us, none of the Selling Securityholders has, or within the past three years has had, any position, office, or other material relationship with us or our affiliates. The following Selling Securityholders hold positions as directors of the Company and the Bank: Joseph M. Coltrane, Jr.; Charles T. Hagan, III; Thomas R. Sloan (whose affiliates, Sloan Capital Company, LLC, Linda E. Sloan and The 2008 Thomas R. Sloan Living Trust, are Selling Securityholders); Thomas R. Smith (whose affiliates, J&A Investments, Inc. and The Thomas R. Smith Revocable Trust, are Selling Securityholders); Robert A. Team, Jr. and D. Vann Williford. Randall R. Kaplan, whose affiliate, KM Holdings, LLC, is a Selling Securityholder, served on our Board of Directors and on the board of directors of the Bank from 2006 until his resignation from both boards effective August 17, 2010. Additionally, in connection with the June 2010 Private Placement, one of the Selling Securityholders, Aquiline, obtained the right to representation on our Board of Directors and on the board of directors of the Bank. In that connection, on June 15, 2010, Aquiline appointed R. Mark Graf as director on both our Board of Directors and the board of directors of the Bank, subject to all legal and governance requirements regarding service and election or appointment, to serve for so long as Aquiline and its affiliates own at least 5% or more of all the outstanding shares of common stock (counting for such purposes all shares issuable upon conversion of the shares of Series B Preferred Stock held by Aquiline and its affiliates) (a “Qualifying Ownership Interest”). The Board will appoint Mr. Graf to any two of our Board of Directors’ committees and to any two of the Bank’s board of directors’ committees that he so designates from time to time, subject to all legal and governance requirements regarding service and election or appointment. We are required to recommend to our shareholders the election of Mr. Graf or his designee to our Board of Directors and the board of directors of the Bank at our annual meeting, subject to satisfaction of all legal and governance requirements, for as long as Aquiline holds a Qualifying Ownership Interest. In addition, Aquiline has the right to designate a nonvoting observer to attend meetings of our Board of Directors or the board of directors of the Bank, as they case may be (including any meetings of committees thereof currently designated by the board representative).

Securities Covered by this Prospectus Held by Selling Securityholders

The following table sets forth a list of the Selling Securityholders and their ownership of Securities to be offered pursuant to this prospectus. All percentages are based on the 10,843,234 shares of common stock that will be outstanding assuming the full conversion of the Series B Preferred Stock (before any adjustment in the conversion ratio).

We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the Securities offered under this prospectus. Because the Selling Securityholders may offer all or some of the Securities pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such Securities, we cannot estimate the number of Securities that will be held by the Selling Securityholders after completion of the offering. For purposes of the table below, we have assumed that Selling Securityholders would sell all of the Securities held by them and therefore would hold no Securities following the offering and hold zero percentage of the Securities following the offering, other than shares of Common Stock that certain Selling Securityholders informed us they acquired independently of the June 2010 Private Placement and are not including for resale in this offering. Each Selling Securityholder has requested that their full allotment of Securities be registered for resale in this offering.

The information set forth below is based on information provided by the Selling Securityholders.

Name of Selling Securityholder	Shares of Series B Preferred Stock owned prior to offering (1)	Shares of Common Stock beneficially owned prior to offering (1)	Maximum Shares of Series B Preferred Stock to be offered	Maximum Shares of Common Stock to be offered	Shares of Series B Preferred Stock owned after offering (2)	Shares of Common Stock owned after offering (2)	Percentage of Outstanding Common Stock owned post offering (3)
Aquiline BNC Holdings LLC (4)	1,804,566	892,799	1,804,566	2,697,365	—	[—]	[—]
Phronesis Partners, L.P. (5)	—	150,000	—	150,000	—	[—]	[—]
Granite Growth 117, LLC (6)	—	150,000	—	150,000	—	[—]	[—]
Sagus Financial Fund, LP (7)	—	138,635	—	138,635	—	[—]	[—]
Ellison Capital, LLC (8)	—	90,000	—	90,000	—	[—]	[—]
The Burton Partnership (QP), Limited Partnership (9)	—	75,000	—	75,000	—	[—]	[—]
Sloan Capital Company, LLC (10)	—	40,000	—	40,000	—	[—]	[—]
Elizabeth Park Capital, L.P. (11)	—	25,000	—	25,000	—	[—]	[—]
The Burton Partnership, Limited Partnership (9)	—	25,000	—	25,000	—	[—]	[—]
Scott Cohen	—	20,000	—	20,000	—	[—]	[—]
The 2008 Thomas R. Sloan Living Trust (10)	—	20,000	—	20,000	—	[—]	[—]
Joseph M. Coltrane, Jr.	—	10,000	—	10,000	—	[—]	[—]
Charles T. Hagan, III	—	10,000	—	10,000	—	[—]	[—]
KM Holdings, LLC (12)	—	10,000	—	10,000	—	[—]	[—]
Randall R. Kaplan	—	10,000	—	10,000	—	[—]	[—]
Linda E. Sloan	—	6,000	—	6,000	—	[—]	[—]
B and L of Forsyth, LLC (13)	—	5,000	—	5,000	—	[—]	[—]
James P. Ellerson	—	5,000	—	5,000	—	[—]	[—]
Robert A. Team, Jr.	—	5,000	—	5,000	—	[—]	[—]
J&A Investments, Inc. (14)	—	3,900	—	3,900	—	[—]	[—]
D. Vann Williford	—	3,000	—	3,000	—	[—]	[—]
The Thomas R. Smith Revocable Trust (14)	—	1,100	—	1,100	—	[—]	[—]

(1)	As of June 14, 2010.
(2)	Assumes that each Selling Securityholder will sell all shares offered by such securityholder under this prospectus.
(3)	This number represents the percentage of common stock to be owned by the Selling Securityholder after completion of the offering based on the number of shares outstanding on August 16, 2010 (9,038,668), as adjusted to reflect the assumption that the 1,804,566 shares of Series B Preferred Stock covered by this prospectus are converted into 1,804,566 shares of Common Stock and there will be an aggregate of 10,843,234 shares of common stock then outstanding.
(4)	Aquiline BNC Holdings LLC maintains sole voting and investment power with respect to 892,799 shares of our common stock. Due to their respective relationships with Aquiline BNC Holdings LLC and each other, each of the following persons other than Aquiline BNC Holdings LLC may be deemed to share voting and investment power with respect to the 892,799 shares of our common stock: Aquiline Financial Services Fund L.P., as member of Aquiline BNC Holdings LLC; Aquiline Financial Services Fund (Offshore) L.P., as member of Aquiline BNC Holdings LLC; Aquiline Capital Partners GP (Offshore) Ltd., as general partner of Aquiline Financial Services Fund (Offshore) L.P.; Aquiline Holdings (Offshore) L.P., as member of Aquiline Capital Partners GP (Offshore) Ltd.; Aquiline Holdings GP (Offshore) Ltd. as general partner of Aquiline Holdings (Offshore) L.P.; Aquiline Capital Partners LLC, as investment advisor to Aquiline Financial Services Fund (Offshore) L.P. and as investment advisor to Aquiline Financial Services Fund L.P.; Aquiline Holdings LLC as member of Aquiline Capital Partners LLC; Aquiline Capital Partners GP LLC as general partner of Aquiline Financial Services Fund L.P.; Aquiline Holdings LP as member of Aquiline Holdings LLC; Aquiline Holdings GP Inc., as general partner of Aquiline Holdings LP; Aquiline Holdings II LLC as member of Aquiline Capital Partners GP LLC; and Jeffrey Greenberg as member of Aquiline Holdings II LLC, the controlling stockholder of Aquiline Holdings GP Inc., the controlling stockholder of Aquiline Holdings GP (Offshore) Ltd. and a limited partner of Aquiline Holdings LP. Aquiline BNC Holdings LLC also directly owns 1,804,566 shares of our Series B Preferred Stock, which is convertible into 1,804,566 shares of our common stock, if such shares of Series B Preferred Stock are transferred to unaffiliated third parties in a widely dispersed offering. Since Aquiline BNC Holdings LLC does not have the right to acquire such common stock and will have no voting or investment power over such Common Stock, those underlying shares of Common Stock are not included under the column titled “Shares of Common Stock Beneficially Owned Prior to Offering”.
(5)	Jim Wiggins, the general partner of Phronesis Partners, L.P., has sole voting and investment power with respect to the 150,000 shares of our common stock held by Phronesis Partners, L.P.

(6)	Alan Gerry, the sole member of Granite Growth 117, LLC, has sole voting and investment power with respect to the 150,000 shares of our common stock held by Granite Growth 117, LLC.
(7)	Sagus Partners, LLC is the managing partner of Sagus Financial Fund, LP. Bankers Capital Group, LLC is a 50% owner of Sagus Partners, LLC and David C. Brown is a 50% owner and manager of Sagus Partners, LLC. Mr. Brown has sole voting and investment power with respect to the 138,635 shares of our common stock held by Sagus Financial Fund, LP.
(8)	John Ellison, the manager of Ellison Capital, LLC, has sole voting and investment power with respect to the 90,000 shares of our common stock held by Ellison Capital, LLC.
(9)	Donald W. Burton, the general partner of The Burton Partnership (QP), Limited Partnership and the general partner of The Burton Partnership, Limited Partnership has sole voting and investment power with respect to the 75,000 shares of our common stock held by The Burton Partnership (QP), Limited Partnership and with respect to the 25,000 shares of our common stock held by The Burton Partnership, Limited Partnership.
(10)	Thomas R. Sloan, the sole member and manager of Sloan Capital Company, LLC and the trustee of The 2008 Thomas R. Sloan Living Trust, has sole voting and investment power with respect to the 40,000 shares of our common stock held by Sloan Capital Company, LLC and the 20,000 shares of our common stock held by The 2008 Thomas R. Sloan Living Trust. Mr. Sloan serves a member of our Board of Directors and the board of directors of the Bank.
(11)	Elizabeth Park Capital, Ltd is the general partner of Elizabeth Park Capital, L.P. Fred Cummings, the managing partner of Elizabeth Park Capital, Ltd, has sole voting and investment power with respect to the 25,000 shares of our common stock held by Elizabeth Park Capital, L.P.
(12)	Laurence Cohen, the managing member of KM Holdings, LLC, has sole voting and investment power with respect to the 10,000 shares of our common stock held by KM Holdings, LLC. The three members of KM Holdings, LLC are children of Randall R. Kaplan, who resigned, effective August 17, 2010, from our Board of Directors and the board of directors of the Bank.
(13)	Larry Callahan has sole voting and investment power with respect to the 5,000 shares of our common stock held by B&L of Forsyth, LLC.
(14)	Thomas R. Smith, secretary of J&A Investments, Inc. and trustee of The Thomas R. Smith Revocable Trust, has sole voting and investment power with respect to the 3,900 shares of our common stock held by J&A Investments, Inc. and the 1,100 shares of our common stock held by The Thomas R. Smith Revocable Trust. Mr. Smith serves a member of our Board of Directors and the board of directors of the Bank.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the Selling Securityholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Securityholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge our common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Each such Selling Securityholder has represented to us that such Selling Securityholder purchased the Securities in the ordinary course of business and, at the time of the purchase, such Selling Securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the Securities. Upon being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Secutityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not, be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

Pursuant to the terms of the Investment Agreement and the Subscription and Registration Rights Agreements, we will pay all expenses incurred in effecting the registration of the Securities, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Securityholders will pay all discounts, selling commissions applicable to the sale of the Securities, pro rata on the basis of the aggregate offering or sale price of the Securities so registered. We will indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Investment Agreement and the Subscription and Registration Rights Agreements, or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act, in accordance with the related Investment Agreement or Subscription and Registration Rights Agreements.

LEGAL MATTERS

The validity of the Securities offered by this prospectus will be passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of BNC Bancorp appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 30, 2010, as amended by Amendment No. 1 to such Annual Report filed with the SEC on March 31, 2010;

•	those portions of our Definitive Proxy Statement on Schedule 14A deemed incorporated into our Annual Report on Form 10-K, filed with the SEC on April 29, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, respectively, filed with the SEC on May 14, 2010 and August 13, 2010, respectively; and

•	our Current Reports on Form 8-K and amendments thereto filed with the SEC on February 3, 2010, April 15, 2010, June 18, 2010 and June 25, 2010.

We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement; and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold by the selling shareholders or this registration statement has been withdrawn. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

We will provide each person to whom this prospectus is delivered, including any beneficial owner of our shares, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, upon written or oral request at no cost to the requester, by writing or telephoning us at the address set forth below.

BNC Bancorp

Attention: Corporate Secretary

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

You may also view and print these reports and documents on the Investor Relations page of our website at www.bankofnc.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is www.sec.gov.

Such reports and other information concerning BNC Bancorp can also be retrieved by accessing our website (www.bankofnc.com). Information on our website is not part of this prospectus.

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the Securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

	SEC registration fee		$2,446
*	Legal fees and expenses	$	[—]
*	Accounting fees and expenses	$	[—]
*	Printing costs	$	[—]
*	Mailing and other miscellaneous expenses	$	[—]
*	Total	$	[—]
*	Estimated

Item 15.	Indemnification of Directors and Officers.

The Company’s Articles of Incorporation, as amended, provide that to the fullest extent permitted by the NCBCA, no person who serves as a director shall be personally liable to the Company or any of its shareholders or otherwise for monetary damages for breach of any duty as director. The Company’s bylaws state that any person who at any time serves or has served as a director or officer of the Company, or who, while serving as a director or officer of the Company, serves or has served at the request of the Company as a director, officer, partner, trustee, employer or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Company to the fullest extent permitted by law against liability and expenses arising out of such status or activities in such capacity. Liabilities and expenses are defined in the bylaws as including expenses of every kind (including legal, accounting, expert and investigating fees and expenses, judgments, fines, penalties and amounts paid in settlement which are incurred in defense of, or in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (and any inquiry or investigation that could lead to such a proceeding).

Expenses, as described above, may be paid by the Company in advance of the final disposition or termination of a proceeding as described above as authorized by the Company’s Board of Directors, if the Company receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by the Company as provided in the Company’s bylaws.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director’s conduct in the director’s official capacity with the corporation was in its best interests and (y) in all other cases the director’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director’s conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the Board of Directors, or a committee or special legal counsel or the stockholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director’s or officer’s defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals. The Company has purchased a directors’ and officers’ liability insurance policy which will, subject to certain limitations, insure the Company’s directors and officers against damages they might become legally obligated to pay as a result of any negligent act, error or omission committed by directors of officers while acting in their capacity as such.

The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which, and the person for whose benefit, indemnification shall or may be made.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against, such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on August 17, 2010.

BNC BANCORP

By:	/S/ W. SWOPE MONTGOMERY, JR.
W. Swope Montgomery, Jr.
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, being a director and/or officer of the registrant, hereby nominates, constitutes and appoints W. Swope Montgomery, Jr. and Richard D. Callicutt, II, or either of them severally, to be his true and lawful attorney-in-fact and agent and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Commission this Registration Statement on Form S-3, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ W. SWOPE MONTGOMERY, JR. W. Swope Montgomery, Jr.	President, Chief Executive Officer and Director	August 17, 2010

/S/ DAVID B. SPENCER David B. Spencer	Executive Vice President, and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 17, 2010

/S/ RICHARD D. CALLICUTT, II Richard D. Callicutt, II	Executive Vice President, Chief Operating Officer, and Director	August 17, 2010

/S/ LENIN J. PETERS, M.D. Lenin J. Peters, M.D.	Director	August 17, 2010

/S/ THOMAS R. SMITH, CPA Thomas R. Smith, CPA	Director	August 17, 2010

/S/ LARRY L. CALLAHAN Larry L. Callahan	Director	August 17, 2010

/S/ JOSEPH M. COLTRANE, JR. Joseph M. Coltrane, Jr.	Director	August 17, 2010

/S/ R. MARK GRAF R. Mark Graf	Director	August 17, 2010

/S/ CHARLES T. HAGAN, III Charles T. Hagan, III	Director	August 17, 2010

/S/ THOMAS R. SLOAN Thomas R. Sloan	Director	August 17, 2010

/S/ ROBERT A. TEAM, JR. Robert A. Team, Jr.	Director	August 17, 2010

/S/ D. VANN WILLIFORD D. Vann Williford	Director	August 17, 2010

/S/ RICHARD F. WOOD Richard F. Wood	Director	August 17, 2010

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Articles of Incorporation, incorporated herein by reference to Exhibit (3)(i) to the Form 8-K - Rule 12g-3, filed with the SEC on December 17, 2002.

4.2	Articles of Amendment dated December 2, 2008, regarding the Series A Preferred Stock incorporated herein by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on December 5, 2008.

4.3	Articles of Amendment dated June 14, 2010, regarding the Series B Preferred Stock incorporated herein by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 18, 2010.

4.4	Bylaws, incorporated herein by reference to Exhibit (3)(ii) to the Form 8-K - Rule 12g-3, filed with the SEC on December 17, 2002.

4.5	Form of Stock Certificate, incorporated herein by reference to the Form 8-K - Rule 12g-3, filed with the SEC on December 17, 2002.

4.6	Form of Stock Certificate, regarding the Series A Preferred Stock incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on December 5, 2008.

4.7	Warrant dated December 5, 2008, for the purchase of shares of Common Stock incorporated herein by reference to Exhibit 4.2 to the Form 8-K filed with the SEC on December 5, 2008.

4.8	Form of Stock Certificate, regarding the Series B Preferred Stock incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on June 18, 2010.

5.1	Opinion of Womble Carlyle Sandridge & Rice, PLLC

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to the Registration Statement).